Exhibit 23

Consent of Independent Certified Public Accountants

We have issued our report dated May 28, 2004, accompanying the financial statements of The Unitil Corporation Tax Deferred Savings and Investment Plan contained in the information required by Form 11-K for the year ended December 31, 2003. We consent to the incorporation by reference of said report in the Registration Statement of the Unitil Corporation Tax Deferred Savings and Investment Plan on Form S-8 (File No. 33-24436).

/s/ Grant Thornton LLP

Boston Massachusetts

May 28, 2004